Exhibit (a)(1)(C)

VOLUNTARY OPEN OFFER (“OPEN OFFER”/ “OFFER”) BY

VEDANTA RESOURCES LIMITED (“Acquirer”)

Registered Office: 8th Floor, 20 Farringdon Street, London, EC4A 4AB

Tel. No.: +442074995900; Fax No.: +442074918440

ALONG WITH

TWIN STAR HOLDINGS LIMITED (“PAC 1”)

Registered Office: C/o IQ EQ Corporate Services (Mauritius) Limited 33 Edith Cavell Street,

Port Louis 11324, Mauritius;

Tel. No.: +2302129800; Fax No.: +2302129833

VEDANTA HOLDINGS MAURITIUS LIMITED (“PAC 2”)

Registered Office: C/o Amicorp (Mauritius) Limited, 6th Floor, Tower 1, Nexteracom Building,

Ebene, Mauritius;

Tel. No.: +2304040200; Fax No.: +2304040201

AND

VEDANTA HOLDINGS MAURITIUS II LIMITED (“PAC 3”)

Registered Office: C/o Amicorp (Mauritius) Limited, 6th Floor, Tower 1, Nexteracom Building,

Ebene, Mauritius;

Tel. No.: +2304040200; Fax No.: +230404201

(PAC 1, PAC 2 and PAC 3 are collectively referred to as “PACs”)

TO ACQUIRE UP TO 651,000,000 (SIX HUNDRED FIFTY ONE MILLION) EQUITY SHARES, REPRESENTING 17.51% OF THE VOTING SHARE CAPITAL, AT A PRICE OF INR 235 (INDIAN RUPEES TWO HUNDRED THIRTY FIVE ONLY) PER EQUITY SHARE PAYABLE IN CASH, PURSUANT TO AND IN ACCORDANCE WITH THE SECURITIES AND EXCHANGE BOARD OF INDIA (SUBSTANTIAL ACQUISITION OF SHARES AND TAKEOVERS) REGULATIONS, 2011, AS AMENDED (“SEBI (SAST) REGULATIONS”) FROM THE PUBLIC SHAREHOLDERS OF

VEDANTA LIMITED (“Target Company”)

Registered Office: 1st Floor, ‘C’ Wing, Unit 103, Corporate Avenue, Atul Projects, Chakala,

Andheri (East), Mumbai – 400 093;

Tel. No.: +91 22 6643 4500; Fax: +91 22 6643 4530

The Acquirer, together with the PACs, had made a public announcement (“PA”) dated January 9, 2021, issued a corrigendum to the PA on January 14, 2021, published the detailed public statement on January 15, 2021 (“DPS”), filed the draft letter of offer dated January 19, 2021 with the Securities and Exchange Board of India (“DLOF”), published the corrigendum to DPS and DLOF on February 18, 2021 and published the announcement cum corrigendum to PA, DPS and DLOF on March 17, 2021. Such documents were duly intimated and/ or filed with BSE Limited (“BSE”), National Stock Exchange of India Limited, Securities and Exchange Board of India and the Target Company in accordance with SEBI (SAST) Regulations.

The letter of offer (“Letter of Offer”/ “LOF”), as provided in the link below in this email, is being sent to you as a Public Shareholder as on the identified date i.e., Monday, March 8, 2021. If you require any clarifications about the action to be taken, you may consult your stock broker or investment consultant or J.P Morgan India Private Limited (“Manager to the Offer”) or KFin Technologies Private Limited (“Registrar to the Offer”) at the address set forth below.

Public Shareholders are required to tender their Equity Shares through their respective Selling Broker. U.S. holders may tender their Equity Shares in accordance with the instructions and terms set forth in the Letter of Offer. U.S. holders that hold ADSs may convert their ADSs into Equity Shares (pursuant to the instructions set forth in the Letter of Offer and subject to the terms of the deposit agreement governing the ADS facility) and then tender such Equity Shares in accordance with the instructions and terms set forth in the Letter of Offer

The holders of Equity Shares are not entitled to withdrawal rights in connection with the Offer.

You are requested to download the LOF by clicking on the following link:

Letter of Offer
Click Here

Further, please refer below for the Form of Acceptance and Share Transfer Form by clicking on the following link:

Form of Acceptance	Share Transfer Form
Click Here	Click Here

If you wish to obtain a physical copy of the aforesaid documents, you may send a request to the Registrar to the Offer at Vdl.voluntaryopenoffer@kfintech.com.

The Schedule of the Offer is as given below:

Date of Opening of the Offer	Tuesday, March 23, 2021
Date of Closing of the Offer	Wednesday, April 7, 2021
Last date of communicating the rejection/ acceptance and completion of payment of consideration or refund of Equity Shares	Monday, April 26, 2021

Notes:

(1)

The identified date is only for the purpose of determining the names of the Public Shareholders as on such date to whom the LOF would be sent. It is clarified that all Public Shareholders holding Equity Shares are eligible to participate in the Open Offer at any time before the closure of the tendering period.

(2)

ADS holders are advised to consult Citibank, N.A. prior to converting their ADSs into Equity Shares to understand the process and documents required for the purpose of conversion of ADSs into Equity Shares. The Form of Acceptance and Share Transfer Form included herewith should not be used by ADS holders.

(3)

BSE has been appointed as the designated stock exchange of this Open Offer and it will provide the ‘Acquisition Window Facility’ or ‘OTB’ to facilitate the placing of sell orders by the Public Shareholders who wish to tender their Equity Shares in the Open Offer.

(4)

Public Shareholders holding shares in dematerialised form are not required to fill the Form of Acceptance unless required by their respective Selling Broker(s). The Public Shareholders holding Equity Shares in physical form are required to send this Form of Acceptance along with the enclosures to the Registrar to the Offer, at its office address provided in the Letter of Offer.

If you wish to tender your Equity Shares in the Open Offer, you should read the LOF and the instructions therein carefully.

All capitalized terms not defined herein shall have the same meaning ascribed to them in the LOF.

Manager to the Offer	Registrar to the Offer

J.P. Morgan India Private Limited	KFin Technologies Private Limited (formerly known as Karvy Fintech Private Limited)

J.P. Morgan Tower, Off. C. S. T. Road,	Selenium Building, Tower- B, Plot No 31 & 32,
Kalina, Santacruz (East), Mumbai – 400 098.	Gachibowli, Financial District, Nanakramguda, Serilingampally, Hyderabad, Rangareddi – 500032, Telangana

Tel..: +91 22 6157 3000	Tel: +91 40 6716 2222 /1-800-34-54001
Fax : +91 22 6157 3911	Fax: +91 40 2343 1551
Email: vedanta_openoffer@jpmorgan.com	Email: vdl.voluntaryopenoffer@kfintech.com
Contact person: Mr. Vaibhav Shah	Contact Person: Mr. Murali Krishna
SEBI registration no.: INM000002970	SEBI registration no.: INR000000221
Validity period: Permanent	Validity period: Permanent

For and on behalf of the Board of Directors of the Acquirers and PACs

Vedanta Resources Limited

Twin Star Holdings Limited

Vedanta Holdings Mauritius Limited

Vedanta Holdings Mauritius II Limited

This is a system generated Email. Please do not reply to this Email.